Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-212709, No. 333-219755) and Form S-8 (No. 333-204785, No. 333-225714) of Evolent Health, Inc. of our report dated February 28, 2019 relating to the financial statements of Evolent Health, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 2, 2020